Exhibit 3.11

CERTIFICATE OF FORMATION

OF

CUHL, LLC

The undersigned, for the purpose of forming a limited liability company under Title 25 of the Revised Code of Washington, hereby executes the following Certificate of Formation.

ARTICLE 1. NAME

The name of the limited liability company is CUHL, LLC (the “Company”).

ARTICLE 2. REGISTERED AGENT AND OFFICE

The name of the initial registered agent of the Company, and the address of the initial registered office of the Company and the registered agent, are as follows:

CT Corporation System

1801 West Bay Drive NW, Suite 206

Olympia, WA 98502

ARTICLE 3. PRINCIPAL PLACE OF BUSINESS

The address of the principal place of business of the Company is 1800-114th Avenue SE, Bellevue, WA 98004.

ARTICLE 4. DURATION

The duration of the limited liability company shall be perpetual.

ARTICLE 5. MANAGEMENT

The management of the limited liability company shall be vested in a manager or managers.

ARTICLE 6. SIGNATURE

The name and address of the person executing this Certificate of Formation are as follows:

Lance W. Bass

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Dated: December 2, 2013	/s/ Lance W. Bass
Lance W. Bass, Authorized Person

ARTICLES OF MERGER

CUHL HOLDINGS, INC.

and

CUHL, LLC

Pursuant to RCW 23B.11.090 and RCW 25.15.405 the following Articles of Merger are executed for the purpose of merging CUHL Holdings, Inc., a Washington corporation (the “Disappearing Entity”), into CUHL, LLC, a Washington limited liability company (the “Surviving Entity”).

1. The Agreement and Plan of Merger is attached hereto as Exhibit A.

2. The Agreement and Plan of Merger was duly approved by the sole shareholder of the Disappearing Entity pursuant to RCW 23B.11.030.

3. The Agreement and Plan of Merger was duly approved by the sole member of the Surviving Entity pursuant to RCW 25.15.400.

4. Article 1 of the Certificate of Formation of the Surviving Entity is hereby amended in its entirety to read as follows:

“ARTICLE 1. NAME

The name of the limited liability company is CUHL Holdings, LLC.”

Dated: December 5, 2013

CUHL, LLC

By	/s/ Donald R. Rench
Donald R. Rench, Vice President

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is entered into as of December 5, 2013 by and between CUHL Holdings, Inc., a Washington corporation (“Holdings”), and CUHL, LLC, a Washington limited liability company (“LLC”). Holdings and LLC are sometimes collectively referred to in this Agreement as the “Constituent Entities.”

RECITALS

A. Holdings is a corporation organized and existing under the laws of the State of Washington and, on the date hereof, 100% of the outstanding shares of Holdings’ capital stock are held of record by Outerwall Inc.

B. LLC is a limited liability company organized and existing under the laws of the State of Washington and, on the date hereof, 100% of its outstanding interests are held of record by Outerwall Inc.

C. The sole shareholder of Holdings and the sole member of LLC deem it advisable and in the best interests of the Constituent Entities that Holdings be merged into LLC (the “Merger”) as authorized by the laws of the State of Washington.

AGREEMENT

In consideration of the foregoing recitals and of the covenants and agreements hereinafter set forth and for the purpose of prescribing the terms and conditions of the Merger, the parties agree as follows:

1.	Merger; Effectiveness

Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), Holdings shall be merged with and into LLC (the “Merger”) in accordance with the applicable provisions of the Washington Business Corporation Act (the “Corporation Act”) and the Washington Limited Liability Company Act (the “Company Act”). Upon consummation of the Merger, the following shall occur: (a) the Constituent Entities shall become a single entity; (b) the separate existence of Holdings shall cease; and (c) LLC shall be the surviving entity (the “Surviving Entity”) and continue its existence under the Company Act.

The Merger shall become effective as of the date of filing of the Articles of Merger of Holdings and LLC with the Secretary of State of the State of Washington (the “Effective Date”), all after satisfaction of the requirements of the applicable laws of such state prerequisite to such filing.

2.	Certificate of Formation

Article 1 of the Certificate of Formation of the Surviving Entity is hereby amended in its entirety to read as follows:

“ARTICLE 1. NAME

The name of the limited liability company is CUHL Holdings, LLC.”

As so amended, the Certificate of Formation of the Surviving Entity shall, at the Effective Time of the Merger, be the Certificate of Formation of the Surviving Entity until the same shall be further altered, amended or repealed.

3.	Limited Liability Company Agreement

The Limited Liability Company Agreement of the Surviving Entity shall be amended to reflect the new name of the Surviving Entity as set forth in Section 2 above and shall otherwise remain the operating agreement of the Surviving Entity.

4.	Manager and Officers

The manager and officers of the Surviving Entity in office at the Effective Time of the Merger shall, at the Effective Time of the Merger, continue as the manager and officers of the Surviving Entity and shall hold such position and offices in accordance with and subject to the Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity, as in effect immediately after the Effective Time of the Merger.

5.	Effect on Outstanding Securities of Holdings and LLC

Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Each share of capital stock of Holdings issued and outstanding immediately prior to the Effective Date shall be cancelled, and no consideration shall be delivered in exchange therefor; and

(b) The outstanding ownership interest of LLC shall remain issued and outstanding upon the Effective Date.

6.	Rights, Duties, Powers, Liabilities, Etc.

On the Effective Date, the Surviving Entity, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of Holdings and LLC; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of Holdings and

LLC on whatever account, shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Entity without further act or deed; title to any real estate, or any interest therein vested in Holdings or LLC, shall not revert or in any way be impaired by reason of the Merger; and all the rights of creditors of Holdings and LLC shall be preserved unimpaired, and all liens upon the property of Holdings or LLC shall be preserved unimpaired, and all debts, liabilities, obligations and duties of Holdings or LLC shall thenceforth remain with or be attached to, as the case may be, the Surviving Entity and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

7.	Implementation.

(a) Each of the Constituent Entities hereby agrees that at any time or from time to time as and when requested by the Surviving Entity, or by its successors or assigns, it will so far as it is legally able, execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Entity, each of whom is hereby irrevocably appointed as attorney-in-fact for such purposes, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other actions as the Surviving Entity, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting and devolution of any property, right, privilege, power, immunity or franchise to vest or perfect in or confirm to the Surviving Entity, its successors or assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Agreement and otherwise to carry out the intent and purposes hereof.

(b) Each of the Constituent Entities shall take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Washington to consummate and make effective the Merger.

8.	Termination

This Agreement may be terminated for any reason at any time before the filing of Articles of Merger with the Secretary of State of the State of Washington (whether before or after approval by the sole shareholders or sole member of the Constituent Entities, or either of them) by resolution of the Board of Directors or Manager of each of the Constituent Entities, as applicable.

9.	Amendment

This Agreement may, to the extent permitted by law, be amended, supplemented or interpreted at any time by action taken by the Board of Directors or Manager of each of the Constituent Entities, as applicable; provided, however, that this Agreement may not be amended or supplemented after having been approved by the sole shareholder of Holdings except by a vote or consent of such sole shareholder in accordance with applicable law.

CUHL HOLDINGS, INC.

By	/s/ J. Scott Di Valerio
J. Scott Di Valerio, President

CUHL, LLC

By	/s/ J. Scott Di Valerio
J. Scott Di Valerio, President